Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-139194) of The Governor and Company of the Bank of Ireland of our report dated July 24, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 20-F. We also consent to the incorporation by reference of our report dated July 24, 2007 relating to the financial statement schedules, which appears in this Form 20-F. We also consent to the references to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers
Dublin, Ireland
July 24, 2007